Exhibit 10.2

NACCO MATERIALS HANDLING GROUP, INC.
2011 ANNUAL INCENTIVE COMPENSATION PLAN

Introduction

NACCO Materials Handling Group, Inc., (the "Company") has established an Annual Incentive Compensation Plan ("Plan") as part of a competitive compensation program for the officers and management employees of the Employers. The Plan may consist of one or more programs for different categories of Participants (each, a “Program”).

Plan Objective

The Employers desire to attract and retain talented employees to enable the Employers to meet their financial and business objectives. The objective of the Plan is to provide an opportunity to earn annual incentive compensation to those employees whose performance has a significant impact on the Company's short-term and long-term profitability.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee:

a.    Will designate Plan Participants and the Participants in each Program (if applicable).
b.    Will determine the annual performance criteria which generate the incentive compensation pool for each of the incentive Programs under the Plan.
c.    Will determine the total amount of both the target and actual annual incentive compensation pool(s) for each of the incentive Programs under the Plan.
d.    Will approve individual incentive compensation Awards to Participants who are officers and employees classified at salary grade 28 or above.
e.    May delegate to the Chief Executive Officer of the Company the approval of incentive compensation Awards to Participants who are classified in salary grade 27 and below.
f.    Except as determined by the Committee, a Participant must be employed on December 31 of the Award Term in order to be entitled to receive an Award hereunder. Notwithstanding the foregoing, the Committee may approve a pro-rated incentive compensation Award for Participants in the Plan whose employment is terminated (1) due to death, Disability, Retirement or facility closure or (2) under other circumstances at the recommendation of the Chief Executive Officer of the Company.

The Committee shall have complete authority to interpret all provisions of this Plan consistent with law, to prescribe the form of any instrument evidencing any Award granted or paid under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of this Plan. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers all present and former Participants and employees and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.

Determination of Incentive Compensation Pool(s)

Each Participant in each Program under the Plan will have an individual target incentive compensation percentage, which is determined by the Participant's salary grade. This percentage is multiplied by the mid-point of the Participant's salary grade to determine his individual target incentive compensation Award. The total of the target incentive compensation Awards of each Participant in each Program equals the target corporate incentive compensation pool ("Target Pool") for such Program. The Target Pool for each Program is approved at the beginning of each Award Term by the Committee.

The actual incentive compensation pool ("Actual Pool") is determined as of the end of each Award Term based on actual performance against specific criteria established in the beginning of the Award Term by the Committee. The Target Pool(s) are adjusted upwards or downwards by performance adjustment factors to determine the Actual Pool(s). In no event will any Actual Pool for any Program exceed 150% of the Target Pool, except to the extent that the Committee elects to increase the Actual Pool for any Program by up to 10%, as described below.

The Target and Actual Pools for each Program may consist of the sum of two or more subpools, provided the subpools have individual objectives.

Subject to the Committee's right to amend or terminate the Plan at any time, it is the intent of the Plan that the Actual Pool for each Program, as determined above, will be the final total incentive compensation pool. However, subject to any threshold performance requirements specified in the performance targets adopted by the Committee, the Committee, in its sole discretion, may increase or decrease by up to 10% any Actual Pool or may approve an incentive compensation pool where there would normally be no pool due to performance which is below the criteria established for the Award Term.

The Actual and Target Pools exclude the Marketing Incentive Plan for regional parts, service, sales and national account managers. However, total compensation or employees covered by the Marketing Incentive Plan will be based on competitive levels.

Determination of Individual Incentive Compensation Awards

Salary grades and the corresponding target incentive percentages for each Participant in the Plan will be established at the beginning of each Award Term and approved by the Committee. Individual target incentive compensation will then be adjusted by the appropriate pool or subpool factor. Such adjusted individual incentive compensation will then be further modified based on the team performance to which an individual belongs compared to the team goals for the Award Term, and may be further modified based on a Participant's performance as compared to their individual goals for the Award Term.

The total of all individual incentive compensation Awards for any Program must not exceed the Actual Pool for the Year.

Below are examples of actual pool and individual Award calculations.

a.	Example calculation for determination actual pool:

Sample Performance Criteria	100% Target Performance	Actual Performance	Payout % of Target	Target Pool Weighting	Actual Pool
Return on Total Capital Employed (ROTCE)* Operating Profit Dollars* Market Share Operating Profit Percent* Total	15.0% $18.3 m 28.2% 7.3%	15.0% $18.3m 28.2% 7.3%	100.0% 100.0% 100.0% 100.0%	20% 30% 30% 20% 100%	40.0% 40.0% 20.0% 100.0%
* As defined by Committee

b.    Example calculation for determination of individual incentive compensation Award:
John Doe:
Midpoint = $90,600
Target Percentage = 15%
Target Amount = $ 13,590
Actual Bonus = ($ 13,590 * 100%) = $ 13,590

Payment Date/Taxes

Promptly following the Committee's approval of the final Awards, the Participant's Employer shall pay the amount of such Awards to the Participants in cash, subject to all withholdings and deductions described in the following sentence; provided, however, that (i) no Award shall be payable to a Participant except as determined by the Committee and (ii) all Awards shall be paid during the period from January 1st through March 15th after the close of the Award Term. Any Award paid to a Participant under this Plan shall be subject to all applicable federal, state and local income tax, social security and other standard withholdings and deductions.

Definitions

(a)    “Award” means cash paid to a Participant under the Plan for the Award Term in an amount determined in accordance with the Plan.

(b)    “Award Term” means the period from January 1, 2011 through December 31, 2011.

(c)    "Disability" means an approved application for disability benefits under the Company's long term disability plan or under any applicable government program.

(d)    "Employers" mean the Company, NMHG Oregon, LLC and their Subsidiaries.

(e)    “Participant” means any person who is classified by the Employers as a salaried employee and in salary grade 22 and above, who in the judgment of the Committee occupies a key position in which his efforts may significantly contribute to the profits or growth of the Employers; provided, however, that the Committee may select any employee who is expected to contribute, or who has contributed, significantly to the Employers' profitability to participate in the Plan and receive an Award hereunder; and further provided, however, that following the end of the Award Term the Committee may make one or more discretionary Awards to employees of the Employers who were not previously designated as Participants. Directors of the Company who are also employees of the Company are eligible to participate in the Plan. The Committee shall have the power to add Participants at any later date in the Award Term if individuals subsequently become eligible to participate in the Plan; provided that they are employed by an Employer for at least 90 calendar days during the Award Term.

(f)    "Retirement" means the termination of a Participant's employment with the Employers after the

Participant has reached age 60 and completed at least 15 years of service with the Employers or, if earlier, the termination of a non-U.S. Participant's employment with the Employers which qualifies as retirement under local practices and procedures and/or which qualifies the non-U.S. Participant for foreign retirement benefits.

General Plan Provisions

(a) No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of an Employer to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employer might have done if this Plan had not been adopted.

(b) Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

(c) Miscellaneous. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.

(d) American Jobs Creation Act. It is intended that this Plan be exempt from the requirements of Section 409A of the Internal Revenue Code, as enacted by the American Jobs Creation Act, and the Plan shall be interpreted and administered in a manner to give effect to such intent.

(e) Limitation on Rights of Participants; No trust. No trust has been created by the Employers for the payment of Awards granted under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Participant's Employer and a Participant hereunder is a mere unsecured creditor of his Employer. Notwithstanding the foregoing, in the event that NMHG Oregon, LLC is unable or refuses to satisfy its obligations hereunder with respect to the payment of Awards to or on behalf of its employees, the Company shall guarantee and be responsible for the payment thereof.

(f) Payment to Guardian. If an Award is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Award to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Award. Such distribution shall completely discharge the Employers from all liability with respect to such Award.

(g) Effective Date. This Plan shall become effective as of January 1, 2011.

(h) Amendment and Termination. The Committee may alter or amend this Plan from time to time or terminate it in its entirety.

Change in Control.

The provisions of this Section shall apply notwithstanding any other provision of the Plan to the contrary. In the event of a “Change in Control” (as defined in the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan, the “LTIP”) during an Award Term, the amount of the Award payable to a Participant who is employed on the date of the Change in Control (or whose employment terminated due to death, Disability, Retirement or facility closure during such Award Term and prior to the Change in Control) for such Award Term shall be equal to the Participant's target Award for such Award Term, multiplied by a fraction, the numerator of which is the number of days during the Award Term during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Award Term. In the event of a Change in Control, the payment date of the pro-rata target Award for the Award Term shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion.

2011 Performance Targets

The performance targets and graphs for each Program under the Plan are intentionally omitted.